UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 21, 2005

ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32157 (Commission File Number)	84-1318182 (IRS Employer Identification No.)

6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 552-0866
(Company’s telephone number, including area code)

Items 1.01 and 3.02. Entry into a Material Definitive Agreement; Unregistered Sales of Equity Securities.

On July 21, 2005, the Company entered into a Securities Purchase Agreement with Icahn Partners LP, Icahn Partners Master Fund LP, High River Limited Partnership, Viking Global Equities LP, VGE III Portfolio Ltd., North Sound Legacy Institutional Fund LLC, North Sound Legacy International Ltd. and the Royal Bank of Canada (the “Purchase Agreement”) for the sale of 10,810,809 shares of Common Stock at a purchase price of $1.85 per share (the “Shares”) for aggregate gross proceeds of $19,999,996.65, and the issuance of warrants to purchase 10,810,809 shares of Common Stock at an exercise price of $2.26 per share (the “Warrants”). The Shares and the shares of Common Stock issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933 (the “Securities Act”) in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts from registration issuances to accredited investors as defined in Regulation D where the offering is not a public offering.

Placement Agents. CIBC World Markets and  RBC Capital Markets served as lead placement agents in connection with the transaction. RBC Capital Markets is an agent of purchaser Royal Bank of Canada.  Burnham Hill Partners, a division of Pali Capital, Inc., also served as a placement agent. The placement agents received an aggregate of $1,599,999.73 in cash fees in connection with this financing.

Warrants. The Warrants have a seven-year term. However, if prior to the expiration date there occurs a merger, consolidation or other corporate transaction that results in a change of control, then (i) if the consideration to be received in the change of control is cash, the Warrants will terminate at the time of the change of control and the holder will be entitled to receive the difference (if positive) between the amount per share paid in the change of control and the exercise price, and (ii) if the consideration received in the change of control is other property (or a combination of cash and other property), then either the acquirer must make provisions to assume the Warrant or, if desired, the Warrant can be terminated upon payment of a premium to the holder (with the amount of such premium being based on the value of the change of control consideration, as set forth in the Warrant). No Warrant is exercisable for six months after issuance. The Warrant exercise price is subject to proportional adjustment in the event of a stock dividend, stock split or reverse stock split applicable to the Common Stock, and the number of shares of Common Stock acquirable on exercise of the Warrants will likewise be adjusted proportionately.

Registration Statement. The Company is required to file a resale registration statement on Form S-3 within 45 days after the closing of the transaction to register the resale of the Shares and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Registrable Securities”). If the Company fails to file a registration statement on Form S-3 within such time period or such registration statement is not declared effective within 90 days after closing, the Company will be liable for certain liquidated damages on an escalating basis as set forth in the Purchase Agreement. The Company will be required to keep the registration statement effective until such time as all of the Registrable Securities may be sold under Rule 144(k) of the Securities Act or all of the Registrable Securities have been sold.

Rights Agreement. In the Purchase Agreement, the Company agreed to enter into a Rights Agreement upon the closing of the transaction (the “Rights Agreement”) with Icahn Partners LP, Icahn Partners Master Fund LP, High River Limited Partnership, Viking Global Equities LP and VGE III Portfolio Ltd. (collectively, the “Rights Investors”). In the Rights Agreement, the Company will agree to the following:

•
to grant the Rights Investors the right to consent to any issuance of securities by the Company at a per share price lower than the Warrant exercise price for up to one year, with certain enumerated exceptions;

•
to grant the Rights Investors the right to participate in sales of securities for the next seven years, with certain enumerated exceptions set forth in the Rights Agreement, including the right to purchase (i) up to 50% of securities sold in a public offering if the offering price is equal to or below $8.00 per share, (ii) up to 20% of the securities sold in a public offering if the offering price is above $8.00 per share, and (iii) up to 50% of the securities sold in a private offering.;

•	to obtain stockholder approval of any change of control transaction;

•
to expand the size of the Board of Directors by one member and appoint a nominee of the Rights Investors. Thereafter, for so long as the Rights Investors hold the participation rights described above, the Company will nominate a nominee selected by them to the Company’s Board of Directors; and

•
not to adopt any rights plan designed to prevent a hostile takeover or adopt a classified Board of Directors for so long as the Rights Investors hold the participation rights described above. The Company will hold a special meeting of stockholders to submit these proposals as amendments to its Certificate of Incorporation. In addition to the Rights Investors, stockholders holding approximately 9,000,000 shares of Common Stock have agreed to vote in favor of such amendments.

Lock-Up Agreements. In connection with the private placement, the executive officers and directors of the Company entered into “lock-up agreements” with CIBC World Markets in which they agreed not to sell any of their shares of Common Stock of the Company, or securities convertible into Common Stock, for 90 days after the effective date of the registration statement on Form S-3, provided, however, that they may sell if the per share price is at least $4.00.

Outstanding Securities. Following the closing of the transactions described herein, the Company will have 65,933,730 shares of Common Stock outstanding. In addition, the Company will be obligated to issue 20,762,698 shares of Common Stock pursuant to outstanding warrants and 2,942,000 shares of Common Stock pursuant to outstanding stock options to employees, directors and consultants.

The press release issued by the Company on July 22, 2005 with respect to this matter is included with this report as an exhibit.

This description is not a complete description of all of the terms of the financing and is qualified in its entirety by reference to the agreements entered into in connection with the financing, which will be included as exhibits on the Company’s next quarterly report on Form 10-Q.

Item 9.01. Financial Statements and Exhibits.

(c)	The exhibit list required by this item is incorporated by reference to the Exhibit Index filed as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc. By: /s/ Evan M. Levine Name: Evan M. Levine Title: President and Chief Executive Officer July 27, 2005

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release of the Company dated July 22, 2005.